INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ x ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[ ]	Definitive Information Statement

ROTOBLOCK CORPORATION.
(Exact name of registrant as specified in its charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14(c)-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)	Proposed maximum aggregate value of transaction:
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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ROTOBLOCK CORPORATION
300 B Street
Santa Rosa, CA 95401

Notice of Special Meeting of Shareholders

 _________________, 2009

To The Stockholders of Rotoblock Corporation:

Notice is hereby given that a Special Meeting of Stockholders of Rotoblock Corporation will be held on April 24, 2009  at 10:00 am Pacific Daylight Savings Time, at The Flamingo Hotel, 2777 4th Street, Santa Rosa, CA 95405, telephone 707-545-8530 for the following purposes:

1.           To approve the reverse stock split of one-for- fifty ( 1-for 50) of the issued and outstanding Common Stock of the Company.

2.	To approve an amendment to the Company’s Articles of Incorporation in the following manner:

•	Increase the authorized capital stock to 200,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock.
•	To grant authority to the Board of Directors to establish the rights, preferences, privileges and limitations of any class of Common Stock or Preferred Stock.

Only stockholders of record at the close of business on April ___, 2009 are entitled to notice of the meeting.  See the caption “Vote Required for Approval,” below.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

DISSENTER’S RIGHTS OF APPRAISAL

The Nevada Business Corporation Act does not provide for dissenter’s rights of appraisal in connection with the corporate actions to be taken.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CORPORATE ACTIONS TO BE TAKEN

REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has approved a reverse stock split of one-for-fifty (1for 50) of the  Company’s currently issued and outstanding Common Stock.   The effect of the reverse split is that each fifty (50) shares of Common Stock outstanding on the effective date of the reverse split ( “Old Shares”) will be automatically converted into one (1) share of Common Stock (“New Shares"). As of the date of this Information Statement, there are 56,009,776 shares of Common Stock issued and outstanding. After approval of the reverse stock split, assuming no additional shares of Common Stock are issued before the effective date of the reverse split, the number of shares of Common Stock issued and outstanding will be approximately 1,201,996, subject to rounding . Any fractional shares of Common Stock outstanding as a result of the reverse stock split will be rounded up to the next whole share. In addition, no shareholder will be reduced below one share. For example, in the event  a stockholder owns less than fifty (50) shares of Common Stock, after the reverse split the shareholder will own one (1) share of Common Stock.

Stockholders will not be required to return any certificates for their Common Stock to the Company for cancellation.  The number of shares of Common Stock of each shareholder will be automatically reduced on the Company’s books and records. Since all stockholders will be  affected by the reverse split, each shareholder’s percentage ownership of the Company’s issued and outstanding Common Stock will not change.

Upon approval of the reverse split, the Company will be required to give FINRA ( Financial Industry Regulatory Authority) 10 days prior notice of the reverse split pursuant to Rule 10b-17 under the Securities Exchange Act of 1934. After receipt of the notice with appropriate supporting documentation, FINRA will advise the Company of the effective date of the reverse split on the OTC Bulletin Board where our Common Stock is quoted and will provide us  with a new trading symbol for the Common Stock. The Company will also file a Certificate of Change with the Nevada Secretary of State. The New Shares will be fully paid and nonassessable and will be identical in all other respects to the Old Shares.

The Board of Directors believes that the reverse stock split will allow the Company to move forward with possible future financings to further develop our business operations. At the present time there are no current plans, arrangements or understandings with respect to any financings of our business operations.

The reverse stock split will have the following immediate effects on our Common Stock:

1. The number of shares of Common Stock owned by each stockholder will be reduced fifty (50) fold;

2. The number of shares of our Common Stock which will be issued and outstanding after the reverse stock split will be reduced to approximately 1,201,996;

3. The per share loss and net book value of our Common Stock will be increased because there will be a lesser number of shares of our Common Stock outstanding;

4. The stated capital on our balance sheet attributable to our Common Stock will be decreased by 50 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The amendment to the Articles of Incorporation will consist of the following:

•	Increasing the authorized capital stock to 200,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock.
•
To grant authority to the Board of Directors to establish the rights, preferences, privileges and limitations of any class of Common Stock or Preferred Stock without any further approval of the stockholders.

The increase in the authorized Common Stock and the addition of Preferred Stock will provide the Company with needed stock to enable it to undertake financing transactions in which the Company may employ its Common Stock and/or Preferred Stock, including transactions to raise working capital through the sale of Common Stock and /or Preferred Stock. Since the Board of Directors believes that the currently authorized number of shares may be not be sufficient to meet anticipated needs in the immediate future, the Board considers it desirable that the Company has the flexibility to issue an additional amount of Common Stock and to issue., when and where appropriate or necessary, Preferred Stock, without further stockholder action, unless otherwise required by law or other regulations.  The availability of these additional shares will enhance the Company’s flexibility in connection with any possible acquisition or merger, stock splits or dividends, financings and other corporate purposes and will allow such shares to be issued without the expense and delay of a special stockholders’ meeting, unless such action is required by applicable law or rules of any stock exchange on which the Company’s securities may then be listed.

The creation of a new class of Common and/or Preferred Stock could have potential negative consequences on the voting power of existing shareholders. For example, the creation of special voting rights such as the right to vote as a separate class on certain corporate actions; the granting of voting rights equal to a certain multiple of shares held; or the right to convert into Common Stock on greater than a one-for-one basis, all of which has the potential to decrease the voting power of the shares of Common Stock held by existing shareholders.

In certain circumstances, a proposal to increase the authorized capital stock may have an anti-takeover effect. The authorization, without prior shareholder approval of additional unreserved classes of Preferred or Common Stock with either specified voting rights or rights providing for the approval of extraordinary corporate action may be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company opposed by management by diluting the stock ownership of any persons seeking to obtain control of the Company. Management of the Company might use the additional authorized capital stock to resist or frustrate a third-party transaction which might provide an above-market premium that is favored by a majority of the independent shareholders. Management of the Company has no present plans to adopt any proposals or to enter into other arrangements that may have  material anti-takeover consequences. There are no anti-takeover provisions in the

Company’s Articles of Incorporation, Bylaws or other governing documents. The proposed increase in the authorized Common Stock and the authorization to create classes of Common or Preferred Stock is not in response to or a result of any accumulation of Common Stock or threatened take-over by a third party. We do not have any present plans, arrangements or understandings regarding the issuance of Common Stock or Preferred Stock.

The proposed increase in the authorized capital stock is not intended to be used for the purpose of acquiring another specified company. In our report on Form 10-Q for the quarterly period ended July 31, 2008, we disclosed the existence of a term sheet to acquire 51% majority interest in Hikom Gottel Corporation for cash and stock options. At the present time, the negotiations on the proposed acquisition of such controlling interest has been suspended as a result of the current world-wide economic downturn. In the event that the acquisition of controlling interest in Hikom Gottel is to occur, our shareholders will have a separate opportunity to vote upon the transaction.  Other than Hikom Gottel Corporation, we do not have any other current plans, arrangements or understandings with respect to the acquisition of another specified company or business.

Of the date of this Information Statement, there are 56,009,776 shares of Common Stock issued and outstanding. There is no Preferred Stock authorized at the present time. There are warrants outstanding to purchase an aggregate of 7,506,668 shares of Common Stock. There are no other options or other contractual commitments to issue our Common Stock. After the approval of the reverse split and the increase in our authorized capital stock, there will be approximately 1,201,996 shares of Common Stock issued and outstanding and approximately 198,798,004 shares of Common Stock and 50,000,000 shares of Preferred Stock available for future issuances.

The amendment to the Articles of Incorporation is attached as Exhibit A to this Information Statement.

DESCRIPTION OF CAPITAL STOCK AND VOTING RIGHTS

The Company’s current authorized capital consists of  75,000,000 shares of Common Stock, par value $0.001 per share. No Preferred Stock is currently authorized.   As of April____, 2009, there were 56,009,776 shares of Common Stock outstanding.  Each share of Common Stock has one vote on all actions requiring shareholder approval.

VOTE REQUIRED FOR APPROVAL

Section 78.390 of the Nevada Business Corporation Act  provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Nevada Corporation.  This includes the amendment discussed in this Information Statement.  The procedure and requirements to effect an amendment to the Articles of Incorporation of a Nevada corporation are set forth in Section 78.390 which provides that proposed amendments must first be adopted by the Board of Directors and then submitted to stockholders for their consideration and must be approved by stockholders holding at least the majority voting power of the Company.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the pre-reverse stock split beneficial  ownership of the Company’s Common Stock as of April____, 2009,  with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s Common Stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. To the knowledge of the Company, each stockholder listed below possesses sole voting and investment power with respect to the shares indicated.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock Common Stock
Chien Chih Liu, CEO
300 B Street
Santa Rosa, CA 95401

Mariya Petrovska, Sec./ director
300 B Street
Santa Rosa, CA 95401

Anthony  R. Collins, Vice President
300 B Street
Santa Rosa, CA 95401

Richard DiStefano, COO, director
300 B Street
Santa Rosa, CA 05401

Ching Chen Chan, director
300 B Street
Santa Rosa, CA 95401

Steve Schneider, director
300 B Street
Santa Rosa, CA 95401

All Officers and Directors as a group ( 6  persons)

		17,000,000 (a) 2,600,000 -0- (b) 250,000 150,000 500,000 20,500,000	30.4% 4.6% 0% * * * 36.6%

*	Less than 1%

(a)	Chien Chih Liu hold warrants to purchase up to an additional 1,800,000 shares of Common Stock.

(b)	Anthony Collins holds warrants to purchase up to 250,000 shares of Common Stock.

INTEREST OF CERTAIN PERSONS IN
OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year,  nominee for election as a director of the Company,  nor associates of the foregoing persons has any substantial interest, direct or indirect, in proposed amendment to the Company’s Articles of Incorporation which differs from that of other stockholders of the Company.  No director of the Company opposes the proposed amendment of the Company’s Articles of Incorporation.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the previous twelve months which have  been filed with the Securities and Exchange Commission may be accessed  through the Securities and Exchange Commission EDGAR archives at www.sec.gov.  Upon written request of any stockholder to the Company’s Corporate Secretary, Mariya Petrovska, at 300 B Street, Santa Rosa, CA 95401,  a copy of the Company’s Annual Report on Form 10-KSB for the year ended April 30, 2008, will be provided without charge.

Dated:_______________, 2009.

Exhibit A

The total authorized capital of the corporation shall be 200,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders,  to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable.

The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any legal proceeding  against all expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.